EX.99.1
                               Second Quarter 2003
                     Friedman, Billings, Ramsey Group, Inc.
                       Earnings Conference Call Transcript
                            Wednesday, July 30, 2003


Moderator:
Hello, and welcome to Friedman, Billings, Ramsey's second quarter earnings results conference call. Participants have been placed on listen only until the question answer segment of today's conference. This conference call is being recorded. If you have any objections, you may disconnect at this time. Ok, now I'd like to turn the call over to Mr. Kurt Harrington, Chief Financial Officer. Thank you sir, you may begin.

     Kurt Harrington: Good Morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc.

         Before we begin this morning's earnings call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

         I would now like to turn over the call to FBR Group's Co-Chairmen and Co-Chief Executive Officers, Emanuel Friedman and Eric Billings. Also joining us this morning are Robert Smith, FBR's Chief Operating Officer, Rock Tonkel, Head of Investment Banking and Rick Hendrix, Chief Investment Officer.



Emanuel Friedman:
         Thank you and good morning. Last night we announced our June quarter results. As many of you know, this was our first quarter following our recent merger. After-tax earnings were $58.8 million or $.43 per share compared to $17.8 million or $0.36 per share in the second quarter last year and compared to $31.6 million or $0.29 per share on a pro-forma basis in the second quarter of last year. Each of our businesses contributed positively to these results as we realized the impact of our more diversified earnings mix.

         These results reflect the major impact upon our businesses of the merger of our two companies on March 31, 2003. The results demonstrate clearly the merged company's business model as our balance sheet businesses more than covered our $.34 quarterly dividend while our capital market and asset management businesses retained $10 million of after-tax earnings, maintaining the company's dynamic growth characteristic. We continue to be able to selectively hire senior level personnel across all of our business segments.

         Our second quarter performance was driven by the combined strength of our $8 billion dollar balance sheet, the FBR investment banking platform, our continued penetration of major institutional brokerage accounts, expansion of our research offerings, the growth of assets under management, and our expense discipline. Most importantly, we have begun to realize many of the intangible benefits of our merger earlier and in a more substantial way than we had anticipated. These benefits have had a direct impact on our businesses particularly as we look forward into the coming quarters.

         In the investment banking business, FBR completed four lead-managed equity offerings totaling $1.1 billion during the quarter, including an $804 million IPO for American Financial Realty (AFR), the largest IPO of the year to date. FBR ranked as the number two lead-managing IPO underwriter in the United States for the first six months of 2003, with a market share in excess of 30%, according to CommScan Equidesk (ranked by dollar volume). For the six months ended June 30, 2003, FBR is the number one ranked lead managing underwriter in after-market performance for all United States equity offerings, according to CommScan Equidesk.

         On the balance sheet we began the quarter with only $5.1 billion in the MBS portfolio, and averaged $6.2 billion during the quarter. By quarter end we had grown the portfolio to $8.1 billion. The average spread during the quarter was 199 basis points. We continue to be pleased with the relative stability of the value of the portfolio and our net interest spread during the recent period of interest rate volatility.

         We remain confident that 2003 earnings will allow us to declare dividends for the full year of $1.37 or more, half of which we have already declared for the first and second quarters.

         Now I would like to hand the call over to Eric Billings who will discuss our results in more detail and our outlook for the balance of the year.

Eric Billings:
         Thanks Manny.
         Before we go through the detail of our five profit centers, I would like to share with you our perspective on how the business is developing following our recent merger. As Manny mentioned, we finished the first half of the year as the number 2 lead manager of IPO's, and through today we are currently the number 1 ranked lead manager of IPO's in total dollars raised, according to Bloomberg. As you may recall, during our first quarter conference call we described an investment banking pipeline that totaled approximately $3.5 billion in lead managed business. In the second quarter we have completed $1.1 billion in lead managed capital raises and continue to have a backlog in excess of our previous $3.5 billion. In fact, we currently believe our third quarter investment banking revenues will exceed the $60.5 million generated in the entire first half of the year. This success and our strong outlook going forward can be attributed to several factors. Clearly, as Manny mentioned, the intangible benefits of our merger have materialized in a way that even we did not anticipate as our greater capital base, resources, and visibility have translated into greater credibility and opportunities with issuers. Most importantly, our successful track record has begun to be more broadly recognized and understood leading to increased relationships with institutional investors and more engagements with high quality investment banking clients.
         The factors positively impacting our businesses are all based upon the foundation we have built at FBR since our creation. That foundation has and will continue to be built on understanding the intrinsic value of businesses and applying it to all of our businesses. This enables us to consistently structure and complete innovative transactions that require a clear understanding of our client's business and industry and the ability to accurately describe the associated investment opportunity. This ability is what differentiates our franchise and is what has allowed us to lead our industry in helping to capitalize and create some of the leading companies in the sectors we cover.
         We believe that the combination of our unique franchise and the resources of our combined company have coincided to elevate our business to the point where we can realistically expect that both our investment banking and institutional brokerage businesses will see permanent increases in market share over the next several quarters. We believe that the second quarter results and third quarter expectations are indicative of that trend.
         Specifically, with regard to our second quarter results, our investment banking, institutional brokerage and asset management businesses all continued our track record of growth and expanded into new sectors and products. Investment banking revenue for the quarter was $42.8 million. Our pipeline continues to strengthen and extends across all of our industry sectors. Since the beginning of the third quarter, we have already completed or are currently marketing lead-managed equity offerings with an aggregate transaction value in excess of $1.1 billion - more than the entire second quarter. This includes a $202 million IPO for a security alarm monitoring company in our diversified industries sector that was completed yesterday.
         Institutional Brokerage revenue for the quarter was $19.6 million. Our volumes continued to grow despite a difficult environment for our industry. This revenue growth in the quarter reflected the impact of the merger and the impact of new salespeople, traders and research analysts that we have added. We are pleased with the continuing positive results of the program we instituted in 2001 aimed at deepening our relationships with the largest institutional accounts.
         Our asset management business also continues to grow. At June 30, 2003, FBR had $1.7 billion in net assets under management, up 6.4% from June 30, 2002 (excluding FBR Asset) and up 16% for the quarter. Our mutual funds continued to have excellent results during the quarter, with the five star FBR Small Cap Financial Fund and FBR Small Cap Value Fund continuing to rank among the very top of their respective classes and to attract new dollars during the quarter

         Turning to our balance sheet businesses, I would like to first address our MBS strategy. As you know, we seek to generate the vast majority of our quarterly dividends from the MBS portfolio. Preservation of capital is our guiding principal. As of June 30, our total MBS assets were $8.1 billion.

         Our MBS portfolio continues to exhibit the following strengths:
1.       Triple A credit backed by agency guarantees
2.       low leverage
3.       low premium dollar cost
4.       substantially all adjustable-rate securities

         We manage our funding by:
1.       maintaining multiple counterparties to diversify our funding resources
2. holding high quality assets that can be financed in varying market environments and
3. at appropriate times, hedging up to two-thirds of our interest rate exposure by locking in funding costs for terms of one year or greater
..
         The company's mortgaged-backed securities portfolio averaged $6.2 billion during the quarter. The weighted average annualized yield of the portfolio was 3.25% during the period and the company's weighted average cost of financing was 1.26% resulting in an average net interest spread of 1.99%. Included in this result are non-cash purchase accounting adjustments from the merger which reduced the company's net interest spread by 10.5 basis points. The average one month constant prepayment rate was 35 during the quarter. The dollar premium of the MBS portfolio was 2.4% and unrealized gains were $34.8 million at the end of the quarter. The portfolio continued to exhibit a low duration of
1.15. New investments in the portfolio today would provide a net interest spread of approximately 2.16% compared to our second quarter spread of 1.99%.

         Subsequent to the end of the quarter, $3 billion of one-year swaps with a cash basis funding cost of 2.15% expired resulting in roughly a 100 basis point reduction in our cost of funds on that portion of our balance sheet. The company has entered into new one year interest rate swaps on $2 billion of funding with a start date of October 2003 and a funding cost of 1.31%.
         The combination of full deployment of our excess capital into the MBS strategy, full leverage of that capital which we have now achieved, and the potential for falling prepayment speeds, leads us to be very optimistic about the outlook for an increasing contribution to earnings and dividends from the MBS strategy.
         FBR's merchant banking portfolio and other long term investments totaled $236.2 million, or approximately 20.8% of the company's equity, at the end of the quarter. Of this total, $164.4 million was held in the merchant banking portfolio, $53.1 million was held in alternative asset funds and $18.7 million was held in broker-dealer investments. FBR generated realized gains and dividends of $12.1 million in its merchant banking business during the quarter. Additionally, the company had unrealized gains in the merchant banking portfolio of $56.2 million at June 30.

         As we previously stated, we do not leverage the investments in the merchant banking portfolio. At the end of the quarter the company's leverage was 7.5:1 debt to equity.

         Our internal discipline and strategy is to measure every merchant banking investment continuously against the returns we achieve in the mortgage backed securities portfolio. Thus, we expect the long term performance of this portfolio to exceed returns in the MBS strategy, although realized results will vary from quarter to quarter. This is illustrated in the year-to-date performance this year, in which we realized no gains in the first quarter, but realized $10.5 million in the second quarter.

         Lastly, I would like to mention the enormous step forward that we took in our marketing and brand building during the second quarter as we initiated a national advertising campaign, and became a PGA Tour title sponsor. We believe that the impact of these steps in building name recognition and brand awareness nationally, and in garnering goodwill with our clients and prospects, represents a return on investment well in line with our expectations. We are delighted that charities in the Washington DC area will receive in excess of $832,000 from the 2003 FBR Capital Open.

         I would now like to open the call for any questions.

Moderator:
Thank you. At this time, if you'd like to ask a question, please press, "star 1" on a touchtone phone. Once again, if you'd like to ask a question, please press, "star 1" on a touchtone phone. Our first question comes from Mike Flanagan. You may state your company name and you may ask your question.

Mike Flanagan, Securities Industry Analytics:
Securities Industry Analytics. Good morning, very nice quarter, I have two questions to ask. Manny you had alluded to the realizing of the intangible benefits subsequent to the merger and Eric; you went into some good detail on those. Let me ask you, this appears to be a transforming event, and have the results subsequent to the merger in fact exceeded your expectations going into the merger?

Emanuel Friedman:
Yes, we were very surprised by the fact that we're getting recognition from many of our clients. People are understanding how large the company is, the stability of the company. We're winning a lot more mandates, our clients are staying with us over and over again. So we're extremely, pleasantly surprised by the enormous impact it's having on our business.

Mike Flanagan:
And a quick follow up to that, you mentioned the, Eric you mentioned the merchant banking portfolio had unrealized gains of $56 million at the end of the quarter. The MBS portfolio had unrealized gains of $35 million. Could you give us a sense of where those evaluations stand today?

Eric Billings:
The merchant banking portfolios today, we didn't we disclose that during the quarter?

Rick Hendrix:
Yeah, what we don't do is disclose the individual investments. The unrealized gains of the merchant bank portfolio today are roughly the same as they were at June 30th, about $56 million, and on the MBS side, given the increase in interest rates, today we have essentially a book value portfolio or no gains or losses in the portfolio.

Mike Flanagan:
Thank you.

Rick Hendrix:
Thank you, Mike.

Moderator:
Thank you. Lauren Smith, your line is open, please state your company name and you may ask your question.

Rich Herr, KBW:
Hi guys, actually it's Rich Herr from KBW. Nice quarter, just a couple of quick questions. With the building in the investment banking pipeline, do you foresee any kind of increase in your guidance on the dividend policy for this year or maybe even next year?

Eric:
I think the answer to that is that people that owned the FBR asset stock will remember that our real policy is to have a core dividend rate that we feel very confident that we can continue in different market environments and then to the degree that that portion of our business earns a greater return than that to probably pay that out in the form of a special dividend at year end. And that would probably be our continued policy going forward.

Rich Herr:
Ok great and just a couple other questions. I was wondering if I could get some more color on the realized gains, the $17.8 million you took during the quarter, and also the increase in the accumulated comprehensive income and the equity account.

Emanuel Friedman:
The gains in our quarter, $12 million of that was from the merchant banking portfolio. So that was part of the gain. And the balance was in the mortgage back business. The unrealized gains at the end of the quarter were exactly what we just described in the merchant banking business, about $56 million, and about $34 million in the MBS portfolio. And remember that we marked the entire balance sheet to market at the time of the merger, March 31st. So those unrealized gains really all were generated during the quarter. All of the previous gains were marked to market and realized at the time of the merger. Actual cash returns on that portfolio have been far greater than that, but the only quarter results that we just stated are reflected now.

Rich Herr:
Alright terrific, thanks.  Good quarter.

Eric Billings:
Thank you.

Moderator:
Thank you. John Race, your line is open. Please state your company name and you may ask your question.

John Race:
Guys, calling this a good quarter would be the understatement of the century. Uh, this is a great quarter. Congratulations to all of your for your transition. I wanted to ask a couple of questions with regards to the MBS spreads at this time. Did you say, Eric that they're today at 2.16, is that right?

Eric Billings:
Specifically, what I said, John is that at the margin today when we put on new assets, given the falling CPRs we would put them on at a spread of approximately
2.16. It also has the effect of the CPRs really do run across the entirety of the portfolio, and effectively if everything stayed as they are right now then our spread would be approximately 2.16 for the quarter. And so I think a good way to look at that portfolio, certainly as we look at it, we have finally achieved our 8 billion dollar portfolio size that we intend to approximately maintain at this level of tangible equity. And we have a spread as I just stated again that would be about 216 bases points. Again though, if CPRs continue to fall, which seems fairly likely, then that spread will continue to increase. But in any case if you multiply the 2.16 times the 8 billion, and then you add in the portion of our equity that has no cost- funding cost associated with it, you'll get the total spread-based earnings from that portfolio going forward. And when you do that analysis, you'll see that that will cover up the dividend by itself at this point.

John Race:
So, with your leverage at seven and a half times then, and the CPRs falling, would you foresee, because our leverage is conservative to possibly increasing your leverage, taking advantage of the widening spreads?

Eric Billings:
No we really wouldn't John, you know, we try to maintain a structure that is reflected and A) the adjustable rate made for the assets and B) the leverage factor so that under virtually any circumstance that we have seen or test- back tested as far as we can go, we would never be in a position where permanent damage could be done to the company or to the balance sheet, and even though that means from time to time we leave a little earnings on the table, returns on equity that are on average have been north of 20 percent and as you know sometimes as high as the low 30 percent are completely acceptable to us and we really just don't think it's worth trying to earn a little bit more and take on any incremental risk.

John Race:
Ok, with regards to the unrealized gains that you reported at the end of the quarter on the MBS report portfolio, is that $34.8 million, with the latest fall off in prices and increase in yield in the bond market, what has that negatively impacted your unrealized gains so far here in July?

Eric Billings:
Yes it has, John. As Rick just said actually, the gains in the portfolio are essentially zero and the mortgage back security part of the balance sheet. So they have gone down a little bit, as expected. But again, remember our duration is very short, our assets are all adjustable so these activities are really not meaningful to us in any case.

John Race:
Right. And um, just reaffirming the special dividends, when would you report that, would that be- would that go after the end of the year sometime?


Eric Billings:
That would be our anticipation, John, just as we did formerly with FBR Asset, we would do it at the end of the fourth quarter.

Emanuel Friedman:
John, what we said is we would look at a special dividend.

John Race:
Oh ok.

Emanuel Friedman:
If our earnings continued.

John Race:
Ok gentlemen, good job, keep up the great work.

Eric Billings:
Thanks John.

Moderator:
Thank you. Mark Patterson, your line is open. Please state your company name and you may ask your question.

Mark Patterson, NWQ Investment Management:
NWQ Investment Management. Really great job guys, nice quarter. I wanted to ask a couple of questions on the MBS portfolio, I thought I just heard you mention, or the caller just mention seven and a half times leverage. I don't see that you put an average leverage in the press release but at period end it looks to be closer to ten to one, I was just curious how you calculated that.

Rick Hendrix:
Right, Mark, the MBS portfolio alone is in the range of ten to one. The seven and a half is the company's overall leverage.

Mark Patterson:
Oh ok. So at ten to one, you're kind of at your higher end of the range.

Eric Billings:
Right well, we've...

Mark Patterson:
Six to eleven or something like that.

Rick Hendrix:
Right, we've always expressed our range was six to eleven times and it was said I think in the last few conference calls between FBR Asset and the merged company, we have been trying to achieve full leverage in what's been a very fast prepayment speed environment. And we feel like we've gotten there here at the end of June 30th. So we've reached the target leverage we want to be at as Eric mentioned, we expect to maintain roughly this type of leverage and balance sheet going forward.

Emanuel Friedman:
But remember Mark, one of the things that we're also not only anticipating what has been fast or prepayment rates but also the fact that we are growing and retaining our tangible equity through the capital markets side of our business and so we are also forward looking a little bit and understanding that our tangible equity is growing until we have the assets on- somewhat in anticipation of that activity.

Mark Patterson:
Right, that sounds great. Another question on the- on the- today's rate of spread that you're putting on 2.16 I think you mentioned from 1.99 as an average for the second quarter. So that takes into account the fact that you did, you know the (inaudible) of the $3 billion and the $2 billion new one year rate swaps. Does that include that effect?

Rick Hendrix:
The 2.16, Mark, is literally, if we use the same mix of assets that we have from a one-one, three-one, five-one perspective, and funded today between one-ten and one-fifteen which is where, you know, marginal funding costs are. That's what drives the 2.16 percent spread on, well we'll call it new business. It does not reflect the one thirty one cost for the new swap because they don't kick in until October.

Mark Patterson:
Oh ok, because you know, eighty or eighty-five basis points on a couple billion dollars, I guess that could bottom line to about twelve cents a share annually, so it'd be three cents on a quarter, that sounds about right. But that takes effect in October? Or is that just a lock-in rate of something that you have right now?

Rick Hendrix:
It's just a locked in rate that starts in October, and it's only about twenty basis points higher than our marginal cost of funding today.

Mark Patterson:
Ok, ok that makes sense. Question about the merchant banking portfolio, uh, you know, nice to see the $56 million of unrealized gains there. And I guess you mentioned that you did twelve million of realized gains in the quarter. Do you have plans, at 164 million dollars, do you have plans for activity in the third quarter, I guess you like to be opportunistic, but do you have equity set aside, or is there a target level of how much capital you'll put that way?

Emanuel Friedman:
We have one, we have one commitment of twenty-five million dollars to an insurance company that we're marketing right now, $650 million, 144 a transaction. So we have committed twenty five million dollars to that transaction because we think the returns will be more than our Mortgage Backed portfolio.

Eric Billings:
And that's the key, Mark, as you know, it's not a particular strategy which allows us to say we intend to allocate a certain amount of our equity capital at any given moment, it's a strategy which always matches everything against the returns we achieve on the Mortgage Backed Security portfolio and went on a risk-adjusted basis over the course of the next year, we believe we will achieve higher returns than we invest accordingly. So it tends to be somewhat lumpy, and there's no particular necessary, natural allocation process that would take place.

Mark Patterson:
Alright, it was a great quarter.  Appreciate your work, thanks.

Eric Billings:
Thanks Mark.



Moderator:
Thank you. Joe Stieven your line is open. Please state your company name and you may ask your question.

Joe Stieven - Stifel Nicolaus:
Hi guys, first of all good quarter again, both Mark and John answered some of the questions, but I still want to drill down a little bit more on the MBS portfolio, because I'm just trying to model about when the prepayment speeds slow, can you give us a little sensitivity what type of improvement you're going to see in your margin, because you're talking about new spreads right now at
2.16. Is that list the slower prepayment speeds, or is that running the current pre-payment speeds that were in the second quarter? That's really it, thanks guys.

Rick Hendrix:
Sure, Joe, the 2.16 is basically buying today at an anticipated prepayment speed of twenty-five.

Joe Stieven:
Ok.

Rick Hendrix:
Now what we've been experiencing as we put in the press release and discussed is thirty-five. If prepayment speeds were to fall by ten from thirty-five to twenty-five, that would have roughly a thirty-five basis point impact on our yield, and increase our yield by thirty-five basis points.

Eric Billings:
So that's kind of...

Rick Hendrix:
On existing portfolio.

Eric Billings:
Joe, to specifically answer your question, that's kind of the proportionality and a rule of thumb that you can use so if it goes from thirty-five to twenty-five, we pick up north of thirty basis points and spread. If it went from twenty-five to fifteen, we would actually pick up even more because of the obvious change in proportionality from thirty-five to twenty-five, twenty-five to fifteen, but as a rule of thumb, that's the way it will work.

Joe Stieven:
And while the mortgage market has backed up recently, I mean, a lot of people said you're probably, most people would probably run pretty high prepayment speeds this quarter just as a lot of- just because of the pull through. So what are your thoughts on what you'd guesstimate your prepayment spreads to look like this quarter?

Eric Billings:
You know, Joe, I would say that they're going to- they'll look lower than they were in the second quarter. It is for the reasons you said, there is a lag effect, so it's hard to pre- precisely predict. But clearly it should be lower and possibly considerably lower by the end of the quarter than it was in the second quarter.

Joe Stieven:
Ok, and I guess, final two questions: If you took the assets on the MBSs, if you sort of put them in buckets of one year arms and three year arms, can you sort of tell us a little bit about how you would split them out that way?

Rick Hendrix:
Sure, we roughly have twenty percent in five-ones. And because we have a lot of seasoning in the portfolio today, we actually stratify these by where the roll basis are.

Joe Stieven:
Right.

Eric Billings:
And so you've got about twenty percent in five-ones, you've got a bigger proportion, about thirty-five percent in three-ones, and then you can fill in, of four-ones and two-ones, which don't really exist, I mean they're not market products, that's where our assets have rolled down to.

Joe Stieven:
Right.

Eric Billings:
To have another thirty percent in the two-one area, and about seventeen, eighteen percent of what I'll call a four-one, and the balance are short, are one-one.

Joe Stieven:
And I guess final question is then, what would be your weighted average for all your borrowing as far as the duration of your borrowings that have matured on your borrowings?

Rick Hendrix:
Well, on the borrowings today, as we mentioned, we have two billion of swaps that go out through October of '04.

Joe Stieven:
Right.

Rick Hendrix:
So the weighted average is over six months.

Eric Billings:
And Joe, you know, again, our intent is to extend that out up to two-thirds of that when it is economically attractive to do that. And clearly, we're in a world right now where that is, if not completely then substantially true, so this is an activity you could reasonably expect to see us continue to add to the portfolio.

Joe Stiven:
Ok.  Ok, nice quarter guys.

Eric Billings:
Thanks Joe.

Moderator:
Thank you. David Stadlin, your line is open. Please state your company name and you may ask your question.

David Stadlin:
Yes, Weintraub Capital Management. Just on the Mortgage Back Securities portfolio and the REIT subsidiary, can you just tell us what the equity in the REIT is at the end of the quarter? Just so I can understand, again, what you were talking about in terms of spread and the spread on the equity portion.

Rick Hendrix:
David, roughly the equity that's in both the merchant banking and the Mortgage Backed portfolio is about 860 million dollars.

Eric Billings:
Which is what we keep in the REIT.

David Stadlin:
Ok, and if we're thinking about just the third quarter, is $8.1 billion, would that be a reasonable number to sort of keep constant throughout the quarter, or is there room to grow the portfolio given the backup in rates and the increasing spreads here in the most recent time period?

Eric Billings:
No, David, really I think you should look at an $8 billion dollar portfolio as what a portfolio size that we're comfortable with and on average we would intend to maintain. Now remember, we are growing our tangible equity capital through our capital market businesses, and we put that back capital over into the REIT, and so if that continues, we would then grow the portfolio. But as of today's level of tangible equity, we would maintain a leverage ratio that you see and keep it about 8 billion. Again, achieving returns and equity that are north of twenty percent, somewhere in the twenty-three, twenty-four percent return on equity level, which is completely acceptable to us. We also believe it is somewhat understated because we are experienced in higher than normal CPRs as you know, if you normalize, for instance, to what have been historically average CPRs, and clearly you have to adjust the different asset types. But the spread that maybe, the more average spread on the portfolio would clearly be considerably wider than it is today, resulting in a true return on equity that's even higher than we're achieving today. All of these are levels that we are completely comfortable with and we don't feel it's necessary to add any component of risk even very far-fetched risk to achieve slightly higher returns, so really it's our policy that we're going to maintain the leverage balance approximately where it is.

Rick Hendrix:
And David, just to be clear on the capital in the REIT, when you include some of the assets that have previously been at FBR Group that are now housed in the REIT, the total capitals in excess is $900 million.

David Stadlin:
Ok. And um, just again, question seems silly, and maybe I'm missing something very simple, but um, when you say that if CPRs go down, your spreads would increase, I don't see the connection necessarily.

Eric Billings:
Ok, now let me explain it to you, because I understand the question, and it's a good question. The simple way to look at it is this: the premium on our portfolio today is about 2.4 percent, now, the way that we amortize that premium is over the anticipated life of the asset. The CPR measures and reflects that anticipated life to the degree that you have a high CPR, in this case say thirty-five, it means that you're amortizing the premium over something in the vicinity of 2.6, 2.5, six, seven years. Now when the CPR would then drop, for instance, to say twenty-five, you would then be amortizing that premium over four years.

David Stadlin:
Right.

Eric Billings:
You see, so that's why the spread is affected fairly dramatically by that change in CPR. Very important to remember though, on a cash basis, the true number is much higher than is actually reported and this is an accounting basis that requires that the portfolio amortize that premium up on the expected life.

David Stadlin:
Ok, alright, I understand it now.  Ok, thank you very much.  Great quarter.

Eric Billings:
Thanks David.

Moderator:
Thank you. Lauren Smith, your line is open. Please state your company name and you may ask your question.

Lauren Smith:
Hi, good morning, KBW. Just a simple question, I think, and stems more in a 30,000 foot view. With the institutional brokerage business, you know, clearly your strength in underwriting this quarter helped fuel that component, but what balance of that would you say is sort of equity and fixed income driven and sort of tied to your investment banking business, and I'd just be curious what you're seeing now in terms of client flow and demand and with the, you know back up in rates so dramatic over the past couple weeks. Have you seen sort of a shift in client demand?

Eric Billings:
You know Lauren, I would answer that in a couple of different ways. First, you know, very clearly we are, as we stated, seeing a very broad, deep expansion of the back log in the level of activity in our investment banking business for the company. And that pace really has continued to grow since really, since, certainly since the merger in a significant way, but I think I would have you look at the- reflect on the fact that really, for the better part of the last two years now, over two years in fact, that's been happening to the company. The level of interest rate really has had virtually no effect on the back log of activity, and I would say no effect meaning it hasn't had a positive or a negative effect. And so, the factors that are leading to this greater level of business, as Manny said, and many of the things he said in his discussion, is the level- greater level of understanding of our franchises certainly the fact that with a company has a market cap now which is much larger, corporate clients are willing to look it up in a different way. I know it's an intangible, when we were on the road and tried to explain to many of our clients that this, we hoped, would be an effect, it's a little bit hard to convey, but it is a very powerful phenomenon that is taking place. So it's pervasive and it's deep, it is across all of our sectors and it is also reflected in the fact that we are maintaining client relationships at a greater level, that's been going on for a long time now. It is reflected in the fact that we are doing greater levels of fixed income activity, we are now, actually have over four transactions in the fixed income, high yield preferred area that we are involved with or have completed. And it also reflects higher levels of advisory and M & A activity. So it's fairly comprehensive, and it is a factor based on all of these different activities has really caused this to occur, and we think will continue to accelerate and grow in the future.

Emanuel Friedman:
Lauren, this is Manny, as Eric just said because the activity has increased so sharply in investment banking, it's continuing to have a very, very positive impact on all parts of our business, including the sales and trading area. We did our Equity Inns, which was 75 million dollar preferred deal already this quarter. As Eric said, we have about four to five other fixed income deals, transaction deals, that are almost about to start, with our first large, diversified IPO's in the alarm business. We just did, last night another traditional REIT underwriting, we have a very, very large insurance transaction. That's an area that's expanded for us... (inaudible) technology for the last two or three years... (inaudible) 154 million dollars of secondary that we're on the road with, technology has been an area for us that's been very, very quiet... (inaudible)

Lauren Smith:
Thank you

FBR Representative:
Thank you Lauren

Lauren Smith:
Alright thanks everybody, appreciate it a great deal.

Moderator:
And I am showing no further questions at this time.

Emanuel Friedman:
Okay. Thank you very much. We appreciate, we appreciate the interest.

Eric Billings:
Thank you.